Exhibit 10.9
Summary of Pixelworks Non-Employee Director Compensation
Cash compensation:

Board Member Retainer	$27,000 per year

Audit Committee Retainer	$8,000 per year, regular member $16,000 per year, Chair

Compensation Committee Retainer	$5,000 per year, regular member $10,000 per year, Chair

Nominating and Governance Committee Retainer	$3,000 per year, regular member $6,000 per year, Chair
Cash compensation is paid in quarterly increments.
Stock Compensation Plan:
6,000 shares per year (measured from annual meeting to annual meeting), policy to begin with term in office beginning with the 2009 annual meeting. New non-employee Board members will receive an initial recruitment grant of 10,000 shares.
Other:
Mr. Alley’s director compensation is determined by the CEO Transition Agreement dated and effective December 12, 2006, by and between Allen Alley and Pixelworks, Inc. (Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 12, 2007).